Exhibit 99.1
Front Range Capital Corporation Redeems Trust Preferred Securities Issued December 28, 2000
PRESS RELEASE Contact: Alice Voss, Chief Financial Officer, (303) 926-0300
FOR IMMEDIATE RELEASE
Louisville, CO — December 28, 2005. Front Range Capital Corporation (the “Company”), the parent company of Heritage Bank, today reports that it redeemed all $9,485,000 aggregate principal amount of the 11% junior subordinated debentures due 2030 (the “Debentures”) held by the Company’s subsidiary business trust, Front Range Capital Trust I. As a result of the redemption of the Debentures, such trust also redeemed the 11% Cumulative Preferred Securities (AMEX: FNG.Pr) issued on December 28, 2000 (“Trust I Preferred Securities”). Holders of the Trust I Preferred Securities received $8.00 per Trust I Preferred Security held plus accumulated and unpaid distributions to December 28, 2005. The proceeds from the sale of the subordinated debt securities issued on November 8, 2005, were used to pay the redemption price.
Also effective December 28, 2005, the Company filed a Form 15 with the SEC to deregister the Trust I Preferred Securities and suspend its reporting obligations under the Securities Exchange Act of 1934, as amended. The Company expects the deregistration to become effective within 90 days of filing with the SEC. In addition, the Trust I Preferred Securities will no longer be listed on the AMEX. The Company’s outstanding common stock and preferred stock are not publicly traded or registered with the SEC.
Front Range Capital Corporation and Heritage Bank are headquartered in new administrative offices in Broomfield, Colorado, southeast of Boulder along the Denver-Boulder business corridor. Heritage Bank has 13 full-service branches in the Denver-Boulder metropolitan area and plans to open one additional branch in the second half of 2006. The Bank also offers investment services through its investment division, Heritage Investments, and mortgage loans through its mortgage division, Heritage Bank Mortgage Division.